UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

WESTERN SIZZLIN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13650	86-0723400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Albemarle Ave SE, Roanoke, Virginia		24013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 345-3195

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2010, Western Real Estate, L.P. (“Western RE”), a wholly-owned subsidiary of Western Sizzlin Corporation (the “Company”), refinanced and extended the term of its loan from Wachovia Bank, National Association (“Wachovia”) relating to the purchase in 2007 by Western RE of approximately 23 acres of real property located in Bexar County, Texas (the “San Antonio Property”).  In connection with this refinancing, Western RE repaid $84,598 in principal amount of its then existing indebtedness to Wachovia and Western RE entered into a new loan agreement with Wachovia, dated as of February 25, 2010 (the “Loan Agreement”) and issued a promissory note to Wachovia in the principal amount of $2,292,500 (the “Note”), which replaced Western RE’s existing loan agreement with Wachovia and related promissory note.

The Note is secured by the San Antonio Property.  Interest accrues on the Note at a rate of 5.00%.  The Note is due and payable in consecutive monthly payments of accrued interest only commencing on March 30, 2010, and all principal and accrued interest thereon will be due and payable on February 28, 2013.  The Note may be prepaid in whole or in part at any time without penalty.  The Loan Agreement contains various affirmative and negative covenants, limitations and events of default customary for loans of this type to similar borrowers, including limitations on Western RE’s ability to incur indebtedness and liens, subject to limited exceptions, and certain financial covenants that must be maintained.

In connection with the Loan Agreement, on February 25, 2010 each of the Company and Western Properties, Inc., the manager of Western RE and a wholly-owned subsidiary of the Company, executed unconditional guaranties to Wachovia of Western RE’s obligations under the Loan Agreement, including its indebtedness under the Note.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the description set forth under Item 1.01 above, which is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2010

WESTERN SIZZLIN CORPORATION

	By:	/s/ Robyn B. Mabe
		Name:	Robyn B. Mabe
		Title:	Vice President and Chief Financial Officer